EMPLOYMENT AGREEMENT

This AGREEMENT made and dated as of the 29th day of September, 2011.

BETWEEN:

U.S.GEOTHERMAL, INC.

(the "Company")

AND:

DANIEL KUNZ

(the "Executive")

WHEREAS:

A.         The Company and the Executive previously entered into an employment agreement, dated May 18, 2010 (the “Original Agreement”) pursuant to which the parties agreed to the terms and conditions of employment of the Executive. The Original Agreement expired pursuant to its own terms on March 31, 2011.

B.         The Company and the Executive (the “Parties”) wish to enter into a new employment agreement (this “Agreement”).

        NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the forgoing recitals and of the mutual covenants, agreements and representations contained herein and other valuable consideration given by each party hereto to the other, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

1.	DEFINITIONS

1.1         Unless otherwise defined in the body of this Agreement, defined terms have the meanings ascribed to them in Schedule "A" of this Agreement.

2.	EMPLOYMENT

2.1     Position. The Company agrees to employ the Executive as Chief Executive Officer of the Company. The Executive shall report directly to the Board of Directors (the “Board”). The Executive shall perform, observe and conform to such duties and instructions as from time to time are lawfully assigned or communicated to the Executive on behalf of the Company by the Board and on behalf of such affiliated companies designated by the Company as requiring the services of the Executive and as are consistent with his position. It is agreed that the Executive’s employment hereunder shall constitute sixty (60) hours per month, which shall be devoted exclusively for the benefit of the Company.

2.2     Service. During the term the Executive shall:

(a)	well and faithfully serve the Company and use his best efforts to promote the best interests of the Company;

(b)	unless prevented by ill health or injury, devote a portion of his working time and attention to the business of the Company; and

(c)	comply in all material respects with any Company policies that may apply to the Executive from time to time.

2.3     Term. The term of this Agreement shall be effective from October 1, 2011 (the "Effective Date") and shall remain in full force and effect until the earlier of December 31, 2012 or until terminated in accordance with Section 4 of this Agreement.

3.	COMPENSATION AND BENEFITS

3.1     Salary. The Company shall pay to the Executive $10,000.00 ("Base Salary") per month for every month during which this Agreement remains in effect, payable in accordance with the Company's regular payroll practices or on such other basis as mutually agreed between the Company and the Executive.

3.2     Bonus. Executive shall be eligible to earn a bonus at the complete discretion of the Board. Bonus compensation will be paid in accordance with Employer’s normal payroll practice.

3.3     Stock Options. The Parties acknowledge that as of the date of this Agreement the Executive holds stock options to acquire 1,500,000 shares of the Company’s common stock in accordance with the Stock Option Plan.

3.4     Group Benefits. The Executive will be eligible to participate in the Company's employee health insurance, dental insurance, retirement and any other employee benefit plans, provided that such participation will be subject to all terms and conditions of such plans (including, without limitation, all waiting periods, eligibility requirements, contributions, exclusions or other similar conditions and limitations). The introduction and administration of the employee benefit plans is within the Company's sole discretion, and the Executive agrees that the introduction, deletion or amendment of any of the benefits shall not constitute a breach of this Agreement.

3.5     Vacation. The employment of the Executive is part time and it is acknowledged that he will be entitled to take vacation breaks at various times during the year. The timing of vacation will be subject to the Company's business needs at the time.

3.6     Expenses. The Executive shall be reimbursed by the Company for all reasonable expenses incurred in connection with the Executive's employment within a reasonable time after receipt of the appropriate invoice or other documentation reasonably required by the Company related to such expenses.

3.7     Other Perquisites. Until the earlier of expiration or termination of this Agreement, the Company agrees to pay all reasonable costs associated with: a) an existing ManuLife life insurance policy owned by the Executive; and, b) professional membership dues incurred by the Executive related to the Executive's employment.

3.8     Office Space. Until the earlier of expiration or termination of this Agreement, the Company will continue to provide office space for use by the Executive in its executive offices in Boise, Idaho.

4.	TERMINATION OF AGREEMENT AND EMPLOYMENT

4.1     Termination by Company. This Agreement and the Executive’s employment may be terminated by the Company summarily and without notice, payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, on the occurrence of any one or more of the following events:

(a)	the Executive’s failure to carry out his duties hereunder in a competent and professional manner;

(b)	the Executive’s appropriation of corporate opportunities for the Executive’s direct or indirect benefit or his failure to disclose any material conflict of interest;

(c)	the Executive’s plea of guilty to, or conviction of, an indictable offence once all appeals (if any) have been completed without such conviction having been reversed;

(d)

the existence of cause for termination of the Executive at common law including but not limited to cause related to fraud, dishonesty, illegality, breach of statute or regulation, or gross incompetence;

(e)

failure on the part of the Executive to disclose material facts concerning his business interests or employment outside of his employment by the Company, provided such facts relate to the Executive’s duties hereunder;

(f)	refusal on the part of the Executive to follow the reasonable and lawful directions of the Company;

(g)	breach of fiduciary duty to the Company on the part of the Executive; or

(h)	material breach of this Agreement or gross negligence on the part of the Executive in carrying out his duties under this Agreement.

4.2     In the event of the early termination of the Agreement for any reason set out in Section 4.1 above, the Executive shall only be entitled to such compensation as would otherwise be payable to the Executive hereunder up to and including such date of termination, as the case may be.

4.3     This Agreement and the Executive's employment may be terminated on notice by the Company to the Executive for any reason other than for the reasons set out in Section 4.1 above of this Agreement upon one month notice to the Executive. In such event, the Executive will be entitled to payment of salary up to and including such date of termination payable in accordance with usual payroll practices but in no event later than two and a half (2 ½) months following the date of termination and the Executive shall not have any ability to influence the tax year in which payment is made. Expenses incurred up to and including such date of termination shall be reimbursed only in accordance with Section 3.6.

4.4     This Agreement and the Executive's employment may be terminated on notice by the Executive to the Company for any reason upon one month notice to the Company. In such event, the Executive will be entitled to payment of salary up to and including such date of termination and payable in accordance with the procedures in Section 4.3. Expenses incurred up to and including such date of termination shall be reimbursed only in accordance with Section 3.6.

4.5     In the event that (i) Executive’s employment is terminated either by Company without Cause or by Executive for Good Reason (as defined below), and (ii) a Change of Control (as defined below) has occurred within the twelve (12) month period preceding the date of such termination, Executive shall be entitled to receive a lump sum payment in an amount equal to twenty four (24) monthly installments of Executive’s base annual salary as set forth under Section 5(a). Any payments made under this Section 4.5, in all events, will be paid within 60 days of the date of termination. For purposes of this Section 4.5, the Executive shall be considered to have had a termination of employment as of the date that the facts and circumstances indicate that it is reasonably anticipated that Executive will perform no further services for the Company and its affiliates after such date or that the level of bona fide services for the Company and its affiliates that Executive is expected to perform is expected to decrease permanently to no more than 20% of the average level of bona fide services that Executive performed over the immediately preceding 36-month period. Whether Executive has had a termination of employment will be determined in a manner consistent with the definition of “separation from service” under Code section 409A.

4.6     If this Agreement is terminated in accordance with Section 4.5 and if the Executive elects continuation coverage under COBRA, the medical and dental benefits provided to Executive pursuant to Section 3.4 of this Agreement shall continue for the number of months of compensation Executive is entitled to following the termination of employment pursuant to Section 3.4 or until such earlier time that Executive is eligible for similar benefits under another employer’s plans or programs, but in no event will such coverage extend beyond the period during which the Executive is eligible for COBRA continuation coverage. The percentage of the contributions by the Company for the cost of the benefits provided pursuant to this Section 4.6 shall be at the same level as the Company’s contribution for such benefits during the Executive’s employment.

    “Good Reason” shall mean any one of the conditions set forth below, provided that Executive must provide notice to the Company within sixty (60) days of the existence of such condition and the Company will have thirty (30) days from receipt of such notice to remedy the condition. If the condition is not remedied within such 30 day period, the following conditions will constitute “Good Reason”:

a)	A material diminution in the Executive’s base compensation; or,

b)	A material diminution in the Executive’s authority, duties, or responsibilities; or,

c)

A material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that an Executive report to a corporate officer or employee instead of reporting directly to the board of directors of a corporation (or similar governing body with respect to an entity other than a corporation); or,

d)	A material diminution in the budget over which the Executive retains authority as a percentage of the Corporations overall budget; or,

e)	A material change in the geographic location at which the Executive must perform the services.

5.	CONFIDENTIAL INFORMATION

5.1     The Executive acknowledges that, by reason of the Executive's employment by the Company, the Executive will have access to Confidential Information of the Company that the Company has spent time, effort and money to develop and acquire. For the purposes of this Agreement any reference to the "Company" shall mean the Company, and such respective affiliates and subsidiaries as may exist from time to time.

5.2     The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.

5.3     The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Executive's employment with the Company. The Executive agrees that, both during his employment with the Company and after the termination of his employment with the Executive, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform his duties hereunder or as may be consented to by prior written authorization of the Company.

5.4     The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

5.5     The Executive understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential. The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

5.6     The Executive agrees that documents, copies, records and other property or materials made or received by the Executive that pertain to the business and affairs of the Company, including all Confidential Information which is in the Executive's possession or under the Executive's control are the property of the Company and that the Executive will return same and any copies of same to the Company immediately upon termination of the Executive's employment or at any time upon the request of the Company.

6.	RESTRICTED ACTIVITIES

6.1     Restriction on Competition. The Executive covenants and agrees with the Company that the Executive will not, without the prior written consent of the Company, at any time during his employment or for a period of twelve (12) months following the termination of the Executive's employment, for any reason, either individually or in partnership or in conjunction with any person, whether as principal, agent, shareholder, director, officer, employee, investor, or in any other manner whatsoever, directly or indirectly, advise, manage, carry on, be engaged in, own or lend money to, or permit the Executive's name or any part thereof to be used or employed by any person managing, carrying on or engaged in a geothermal business anywhere in Oregon, Idaho, Nevada or the Republic of Guatemala or other jurisdiction in which the Company is carrying on active business which is in direct competition with the business of the Company of its subsidiaries.

6.2     Restriction on Solicitation. The Executive shall not, at any time during his employment or for a period of twelve (12) months after the termination of the Executive's employment, for any reason, without the prior written consent of the Company, for his account or jointly with another, either directly or indirectly, for or on behalf of himself or any individual, partnership, corporation or other legal entity, as principal, agent, employee or otherwise, solicit, influence, entice or induce, attempt to solicit, influence, entice or induce:

(a)	any person who is employed by the Company to leave such employment; or

(b)

any person, firm or corporation whatsoever, who is or was at any time in the last twelve (12) months of the Executive's employment a customer or supplier of the Company or any affiliate or subsidiary of the Company, to cease its relationship with the Company or any affiliate or subsidiary of the Company.

7.	ENFORCEMENT

7.1     The Executive acknowledges and agrees that the covenants and obligations under this Agreement, including Sections 5 and 6, are reasonable, necessary and fundamental to the protection of the Company's business interests, and the Executive acknowledges and agrees that any breach of this Agreement by the Executive would result in irreparable harm to the Company and loss and damage to the Company for which the Company could not be adequately compensated by an award of monetary damages. Accordingly, the Executive agrees that, in the event the Executive violates any of the restrictions referred to this Agreement and in particular in Sections 5 or 6, the Company shall suffer irreparable harm and shall be entitled to preliminary and permanent injunctive relief and any other remedies in law or in equity which the court deems fit in addition to rights the Company may have to damages arising from said breach or threat of breach.

8.	REPRESENTATIONS AND WARRANTIES

    The Executive represents and warrants to the Company that the execution and performance of this Agreement will not result in or constitute a default, breach, or violation, or an event that, with notice or lapse of time or both, would be a default, breach, or violation, of any understating, agreement or commitment, written or oral, express or implied, to which the Executive is currently a party or by which the Executive or the Executive’s property is currently bound.

    The Executive represents and warrants to the Company that the Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with the Executive’s performance of the covenants, services and duties provided for in this Agreement. The Executive agrees to indemnify the Company and hold it harmless against any and all liabilities or claims arising out of any unauthorized act or acts by the Executive that, the forgoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.

    The Executive acknowledges and agrees that the Company has made no representations or warranties with respect to the tax consequences of any of the payments or other consideration provided by the company to the Executive under the terms of this Agreement, and that Employee is solely responsible for the Executive’s compliance with any and all laws applicable to such payments or other consideration.

    The Company may take such action as it deems appropriate to insure that all applicable federal, state, city and other payroll, withholding, income or other taxes arising from any compensation, benefit or any other payments made pursuant to this Agreement, or any other contract, agreement or understanding that relates, in whole or in part, to the Executive’s employment with the Company, are withheld or collected from the Executive.

9.	GENERAL PROVISIONS

9.1     Cooperation and Assistance. The Executive agrees that he shall, both during the term of this Agreement and thereafter, fully co-operate with and assist the Company in the resolution of complaints, claims or disputes against the Company, including without limitation civil, criminal or regulatory proceedings.

9.2     Use of Likeness. The Executive hereby grants to the Company, its parent, subsidiary and affiliated companies, during the term of the Executive's employment with the Company, and for a period of one (1) year after the termination of that employment for any reason, the right to use the Executive's name, likeness and biography in connection with the advertising, sale and/or marketing of the Company's, or its parent or affiliated company's, products or services.

9.3     Severability. If any provision of this Agreement is declared unenforceable or invalid for any reason whatsoever, such unenforceability or invalidity shall not affect the enforceability or validity of any remaining portion of this Agreement, which remaining portion shall remain in full force and effect with such unenforceable or invalid provisions shall be severed from the remainder of this Agreement.

9.4     Survival. The Company and the Executive expressly acknowledge and agree that the provisions of this Agreement, which by their express or implied terms extend beyond the termination of the Executive's employment hereunder, or beyond the termination of this Agreement, shall continue in full force and effect notwithstanding the termination of the Executive's employment or the termination of this Agreement for any reason.

9.5     Effect of Agreement. The provisions of this Agreement constitute the entire employment agreement between the Parties and it supersedes and cancels all previous communications, representations and agreements, whether oral or written, between the Parties with respect to the Executive's employment by the Company including the Original Agreement. In consideration of the Company entering into this Employment Agreement, the Executive hereby remises, releases and forever discharges the Company from any and all claims, liability, actions or causes of actions arising or which may arise now or hereafter in connection with any claim by the Executive in respect of any prior written or oral employment contracts or arrangements between the Executive and Company that pre-date the date of execution of this Employment Agreement including the Original Agreement.

9.6     Amendment. This Agreement may not be amended or modified except by written instrument signed by the Company and the Executive.

9.7     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Idaho and the federal laws of United States applicable therein, which shall be deemed to be the proper law hereof. The Parties hereby attorn to and submit to the jurisdiction of the courts of Idaho.

9.8     Enurement. This Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective heirs, executors, administrators, successors, personal representatives and permitted assigns.

9.9     Affiliated Corporations. The Executive acknowledges and agrees that all of the Executive's covenants and obligations to the Company, as well as the rights of the Company under this Agreement, shall run in favor of and shall be enforceable by the parent, subsidiary and affiliated companies of the Company. The Executive acknowledges that notwithstanding references in this Agreement to affiliated companies of the Company, this Agreement is between the Executive and the Company.

9.10     Legal Advice. The Executive acknowledges this Agreement has been prepared by the Company and that the Executive has had sufficient time to review these documents thoroughly, including enough time to obtain independent legal advice concerning the interpretation and effect of these documents prior to their execution. By signing these documents, the Executive represents and warrants that he has read and understood these documents and that he executes them of his own free will and act.

    IN WITNESS WHEREOF the Parties have hereto have duly executed this agreement as of the day and year first above written.

U.S.GEOTHERMAL, INC.

Per: /s/ John H. Walker
Authorized Signatory
SIGNED, SEALED AND DELIVERED in	)
the presence of:	)
)
)
)
)
)
/s/ Amy Mitchell	)
Witness	)
	)	/s/ Daniel J. Kunz
Amy Mitchell	)	DANIEL KUNZ
Name	)
)

Address 1505 Tyrell Lane, Boise, ID 83706)
)
)
)

Occupation

SCHEDULE "A"

DEFINITIONS

The following terms shall have the following definitions:

(a)	"Board" means the Board of Directors of the Company;

(b)	"Cause" has the meaning commonly ascribed to the phrase "cause" or "just cause for termination" at common law and, without limiting the foregoing, includes any of the following acts or omissions:

(i)	the Executive's gross default or misconduct during the Executive's employment in connection with or effecting the business of the Company;

(ii)

the Executive's continued refusal or willful misconduct to carry out the duties of his employment after receiving written notice from the Company of the failure to do so and having had an opportunity to correct same within a reasonable period of time from the date of receipt of such notice;

(iii)	theft, fraud, dishonesty or misconduct of the Executive involving the property, business or affairs of the Company or in the carrying out of the duties of his employment; or

(iv)	any material breach of this Agreement including any breach Sections 5, 6 or 7 of this Agreement;

(c)	"Change of Control" means an event occurring after the effective date of this Agreement pursuant to which:

i.

a merger, amalgamation, arrangement, consolidation, reorganization or transfer takes place in which securities of the Company possessing more than 50% of the total combined voting power of the Company’s outstanding voting securities are acquired by a person or persons different from the person holding those voting securities immediately prior to such event, and the composition of the board of Directors of the Company following such event is such that the directors of the Company prior to the transaction constitute less than 50% of the Board membership following the event; or,

ii.

any person or any combination of persons acting jointly or in concert by virtue of an agreement, arrangement, commitment or understanding acquires, directly or indirectly, 30% or more of the voting rights attached to all outstanding voting securities; public and private placement share offerings are exempt this clause; or,

iii.

any person, or combination of persons, acting jointly or in concert by virtue of an agreement, arrangement or commitment or understanding acquires, directly or indirectly, the right to appoint a majority of the directors of the Company; or,

iv.

Company sells, transfers or otherwise disposes of all or substantially all of its assets, except that no Change of Control will be deemed to occur if such sale or disposition is made to a subsidiary or subsidiaries of the Company.

(d)

"Confidential Information" means all trade secrets, proprietary information and other data or information (and any tangible evidence, record or representation thereof), whether prepared, conceived or developed by an employee of the Company (including the Executive) or received by the Company from an outside source which is maintained in confidence by the Company or any of its employees, contractors or customers including, without limitation:

(i)

any ideas, drawings, maps, improvements, know-how, research, geological records, drill logs, inventions, innovations, products, services, sales, scientific or other formulae, core samples, processes, methods, machines, procedures, tests, treatments, developments, technical data, designs, devices, patterns, concepts, computer programs or software, records, data, training or service manuals, plans for new or revised services or products or other plans, items or strategy methods on compilation of information, or works in process, or any inventions or parts thereof, and any and all revisions and improvements relating to any of the foregoing (in each case whether or not reduced to tangible form) that relate to the business or affairs of the Company or that result from its marketing, research and/or development activities;

(ii)

any information relating to the relationship of the Company with any personnel, suppliers, principals, investors, contacts or prospects of the Company and any information relating to the requirements, specifications, proposals, orders, contracts or transactions of or with any such persons;

(iii)

any marketing material, plan or survey, business plan, opportunity or strategy, development plan or specification or business proposal, or any information relating to any geothermal projects in which the Company has an actual or potential interest;

(iv)	financial information, including the Company's costs, financing or debt arrangements, income, profits, salaries or wages; and

(v)	any information relating to the present or proposed business of the Company.

(e)	"Person" means an individual, partnership, association, company, body corporate, trustee, executor, administrator, legal representative and any national, provincial, state or municipal government; and

(f)	"Stock Option Plan" means the Stock Option and Stock Bonus Plan for U.S. Geothermal Inc. as amended from time to time.